Memorandum

DATE: March 17, 2003

TO: File

FROM: Jason Guilbert

RE: Item 77(i): Form N-SAR for Fidelity Income Fund

Pursuant to a Board approved vote on September 18, 2002, Fidelity Income Fund commenced a new series of shares (Fidelity Total Bond Fund) on October 15, 2002.